EXHIBIT 4.1

THIS NON-CONVERTIBLE SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

SCORPIUS HOLDINGS, INC.

NON-CONVERTIBLE SECURED PROMISSORY NOTE

$122,000.00	November 20, 2025

FOR VALUE RECEIVED, Scorpius Holdings, Inc., a Delaware corporation (the “Company”), promises to pay to 3i, L.P., a Delaware limited partnership, or its permitted assigns (the “Holder”), in lawful money of the United States of America, the principal sum of One Hundred and Twenty-two Thousand Dollars ($122,000.00) or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of issuance as provided in this Non-Convertible Secured Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, this “Note”) on the unpaid principal balance at a rate (the “Interest Rate”) equal to 5.0% simple interest per annum, computed on the basis of the actual number of days elapsed and a year of 365 days (in each case in accordance with the terms hereof). All outstanding principal and accrued and unpaid interest payable hereunder, shall be due and payable in an amount equal to (a) the sum of (i) the amount of outstanding principal, plus (ii) the amount of accrued and unpaid interest, including Default Interest (as defined below), multiplied by (b) 115%, on the earliest to occur of the following: (i) May 20, 2026 (the “Maturity Date”); (ii) the consummation of a Corporate Event (as defined below); or (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof. This Note is secured to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Security Agreement).

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Amendment Agreement” shall mean the Amendment Agreement, dated as of October 6, 2025, between the Company and the Holder.

(b) “Company” shall have the meaning ascribed to such term on the cover page of this Note and shall include any Person which shall succeed to or assume the obligations of the Company under this Note.

(c) “Corporate Event” shall be deemed to have occurred (i) if the Company merges, consolidates or reorganizes with one or more entities, corporate or otherwise, as a result of which the holders of the Company’s stock entitled to vote for the election of directors immediately prior to such event do not hold at least 50% of the stock entitled to vote for the election of directors immediately after such event, or (ii) if the Company sells all or substantially all of its assets.

(d)	“Event of Default” has the meaning given in Section 3 hereof.

(e) “Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(f) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(g) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority

(h)	“Securities Act” shall mean the Securities Act of 1933, as amended.

(i) “Security Agreement” shall mean the Security Agreement dated as of October 6, 2025 among the Holder, the Company and the subsidiaries of the Company.

(j) “Transaction Documents” shall mean (a) the Amendment Agreement, (b) this Note, (c) the Security Agreement, (d) the Subsidiary Guarantee dated as of October 6, 2025 by the subsidiaries of the Company in favor of the Holder, and (e) any other documents designated as such by the Company and the Holder.

2. Prepayment. Upon two days prior written notice, the Company may prepay this Note in whole or in part without the consent of the Holder. Any prepayments shall be made pro rata among the holders of all of the Notes based on the relative outstanding principal amounts of the Notes. All prepayments of interest and principal shall be in lawful money of the United States of America equal to the product of (A) the sum of the amount of outstanding principal subject to the prepayment plus all accrued and unpaid interest, multiplied by (B) 115%. All payments shall be applied first to accrued interest, and thereafter to principal.

3. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable; or

(b) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to,

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debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within forty-five (45) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(d) Any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its subsidiaries to perform any of their respective obligations under any of the Transaction Documents (collectively, a “Material Adverse Effect”); or

(e) Any material provision of this Note shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over it, seeking to establish the invalidity or unenforceability thereof, or the Company shall deny in writing that it has any liability or obligation purported to be created under this Note; or

(f) The Company and/or any subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $150,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $150,000, which failure to pay, breach or violation permits the other party thereto to declare an event of default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in an event of default under any agreement binding the Company or any subsidiary, which event of default would or is likely to have a Material Adverse Effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate, in which case (other than with respect to Indebtedness in excess of $500,000) only if such failure remains uncured for a period of at least five (5) Trading Days; or

(g) any Event of Default (as defined in any other promissory note issued by the Company to the Holder) occurs with respect to such promissory note.

Upon the occurrence (and during the continuance) of an Event of Default, this Note shall bear interest at a rate of 10% per annum (the “Default Rate” and all such interest accrued at the

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Default Rate, the “Default Interest”) of the then-outstanding principal. In the event that such Event of Default is subsequently cured or waived in accordance with the terms of this Note (and no other Event of Default then exists), interest hereunder at the Default Rate shall cease to accrue as of the calendar day immediately following the date on which such Event of Default is cured or waived (and shall instead revert to the Interest Rate); provided that the interest as calculated and unpaid during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of Default.

4. Notice of Events of Default. As soon as possible and in any event within two (2) business days after it becomes aware that an Event of Default has occurred, the Company shall notify the Holder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

5. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default described in Section 3(a) at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 3(b) through 3(g), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by the Security Agreement or by law, either by suit in equity or by action at law, or both.

6. Reserved.

7. Holder’s Optional Redemptions. If, at any time while this Note shall be outstanding, the consummation of a future debt or equity financing or any other issuance, offering, sale, grant of options or right to purchase, or otherwise dispose of any equity security or any equity- linked or related security, in one or more tranches, by the Company (each, a “Financing”) occurs, the Company shall notify the Holder at least five (5) business days prior to the closing of the Financing (the “Notice of Financing”), and the Holder may elect, by written notice to the Company (the “Notice of Redemption”), to require the Company to redeem up to 100% of the outstanding balance of this Note, together with a premium payment equal to 15% of the principal amount of this Note and all accrued interest thereon, of up to 100% of the gross proceeds of such Financing (the “Financing Redemption Amount”). The Notice of Redemption shall be provided to the Company within five (5) business days from the date the Company has provided the Holder with the Notice of Financing and shall specify the Financing Redemption Amount and the date for such redemption (the “Redemption Payment Date”), which date shall be no earlier than five (5) business days after the date of the Notice of Redemption. On the Redemption Payment Date, the Financing Redemption Amount set forth in the Notice of Redemption shall be paid in cash to the Holder by the Company.

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8. Successors and Assigns. Subject to the restrictions on transfer described in Sections 11 and 12 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

10. Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

11. Transfer of this Note. With respect to any offer, sale or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for the Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. The Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

12. No Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder.

13. No Stockholder Rights. This Note shall not entitle the Holder to any voting rights or any other rights as a stockholder of the Company or to any other rights except the rights stated herein.

14. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be delivered in accordance with Section 10 of the Amendment Agreement.

15. Waivers. Except for the notices required by this Note, the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

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16. Expenses. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

17. Usury. In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

18. Severability. If any term or provision of this Note or any Transaction Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or any Transaction Document or invalidate or render unenforceable such term or provision in any other jurisdiction.

19. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

Scorpius Holdings, Inc.

By:
Name:	Jeffrey Wolf
Title:	Chief Executive Officer